Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

SINTX Technologies, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Non-transferable subscription rights to purchase Units(2)	Other		-	-	-	-	-
	Equity	Units consisting of shares of Series D Convertible Preferred Stock, par value $0.01 per share, and warrants to purchase shares of Common Stock, par value $0.01 per share	457	(o)	-	-	$10,000,000	0.0000927	$927.00
	Equity	Series D Convertible Preferred Stock included as part of the Units	Other		-	-	-	-	-
	Equity	Common stock issuable upon conversion of Series D Convertible Preferred Stock(3)	Other
	Equity	Warrants to purchase shares of Common Stock included as part of the Units(4)	Other		-	-	-	-	-
	Equity	Common stock issuable upon exercise of Warrants(5)	457	(o)	-	-	$20,000,000	0.0000927	$1,854
Fees Previously Paid	-	-	-		-	-	-		-
Carry Forward Securities
Carry Forward Securities	-	-	-		-		-			-	-	-	-
	Total Offering Amounts						$30,000,000		$2,781
	Total Fees Previously Paid								1,854
	Total Fee Offsets								-
	Net Fee Due								$927

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Non-transferable Rights to purchase Units are being issued without consideration. Pursuant to Rule 457(g) under the Act, no separate registration fee is required for the Rights because the Rights are being registered in the same registration statement as the securities of the Registrant underlying the Rights.
(3)	Pursuant to Rule 457(i) of the Act, no separate registration fee is required for the common stock issuable upon conversion of the Series D Convertible Preferred Stock because no additional consideration will be received in connection with the exercise of the conversion privilege.
(4)	Pursuant to Rule 457(g) of the Act, no separate registration fee is required for the warrants because the warrants are being registered in the same registration statement as the Common Stock of the Registrant issuable upon exercise of the warrants.
(5)	In addition to the shares of Common Stock set forth in this table, pursuant to Rule 416 under the Act, this registration statement also registers such indeterminate number of shares of Common Stock as may become issuable upon exercise of these securities as the same may be adjusted as a result of stock splits, stock dividends, recapitalizations or other similar transactions.

Table 2: Fee Offset Claims and Sources

	Registrant or File Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(b) and 0-11(a)(2)
Fee Offset Claims	-	-	-	-		-	-	-	-	-
Fee Offset Sources	-	-	-		-						-
Rule 457(p)
Fee Offset Claims	-	-	-	-		-	-	-	-	-
Fee Offset Sources	-	-	-		-						-